Exhibit 16.1

October 31, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for FST Corp and, under the date of May 15, 2025, we reported on the consolidated financial statements of FST Corp as of and for the year ended December 31, 2024. On October 28, 2025, we were dismissed.

We have read FST Corp’s statements included under Form 6-K dated October 31, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with (1) FST Corp’s statements regarding the corrective measures they have undertaken to address the identified material weaknesses or their expectations around the continued monitoring of the effectiveness of these corrective measures, (2) FST Corp’s statement that the appointment of Enrome LLP is subject to the completion of client acceptance and engagement procedures of Enrome LLP, (3) FST Corp’s statement that Enrome LLP was not engaged or consulted regarding the application of accounting principles to a specific transaction, the type of audit opinion that might be rendered on FST Corp’s consolidated financial statements and neither a written report nor oral advice was provided that Enrome LLP concluded was an important factor considered by FST Corp in reaching a decision as to any accounting, auditing, or financial reporting issue, or any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG Taiwan

KPMG Taiwan

KPMG, a Taiwan partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.